EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT
                     FIRST NATIONAL COMMUNITY BANCORP, INC.



            Name                     Date of Incorporation               Incorporation
            ----                     ---------------------               -------------
First National Community Bank           October 10, 1910            United States of America
       FNCB Realty, Inc.                August 21, 1996             Commonwealth of Pennsylvania